Contact: Dan Cravens
480/693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS GROUP, INC. REPORTS THIRD QUARTER 2008 RESULTS
Highlights of US Airways Group, Inc.’s (the Company’s) third quarter 2008 results:
•	Excluding special charges, the Company reported a net loss of $242 million or $2.35 per share. The decline in earnings was driven primarily by higher oil prices. Holding fuel prices constant at third quarter 2007 prices would have resulted in reduced fuel expenses of approximately $538 million.
•	The Company’s GAAP (Generally Accepted Accounting Principles) third quarter 2008 net loss was $865 million, or $8.45 per share, which included special charges of $623 million.
•	As announced separately today, the Company has significantly improved its liquidity position and raised approximately $950 million of financing and near-term liquidity commitments.
•	The Company’s operational improvement plan continues to produce industry-leading on-time performance results. When measured by the Department of Transportation (DOT) against the ten largest U.S. airlines, the Company ranks number one in on-time performance for the first eight months of 2008.
TEMPE, Ariz., Oct. 23, 2008 — US Airways Group, Inc. (NYSE: LCC) today reported a net loss for its third quarter 2008 of $242 million or $2.35 per share which excluded special charges that totaled $623 million. Special charges in the third quarter 2008 included $488 million of unrealized losses resulting from mark-to-market adjustments on fuel hedging instruments. On a GAAP basis, the Company reported a net loss for its third quarter 2008 of $865 million, or $8.45 per share, compared to a net profit of $177 million, or $1.87 per diluted share for the same period last year. See the accompanying notes in the Financial Tables section of this press release for a reconciliation of GAAP financial information to non-GAAP financial information.
US Airways Chairman and CEO Doug Parker said, “Our third quarter loss reflects the crippling fuel price environment that US Airways and other airlines faced this summer. Fortunately, oil prices have recently fallen to levels well below those experienced in the third quarter, but at the same time concerns have increased about the impact the global economic crisis may place on demand for air travel.

“While we are concerned about the global economic environment, we are encouraged by the aggressive steps that both US Airways and our industry have taken to adapt to a quickly changing and challenging environment. We, along with the industry, have made significant reductions in capacity for 2009 and beyond. The industry is also moving to a more profitable a la carte pricing model of its product and services with US Airways at the forefront of that change. We expect these new a la carte pricing initiatives to contribute between $400 million and $500 million in revenue during 2009.
“We are particularly pleased with the outstanding operational reliability our team is producing. Through the first eight months of 2008, US Airways ranked number one in on-time performance among the ten largest US airlines as measured by the DOT after ranking tenth on the same measure during 2007. This remarkable turnaround is due to the efforts of all of our employees. We are proud to have awarded nearly $16 million thus far in 2008 through our Triple Play employee incentive program, and we look forward to additional payouts in the months ahead.
“Our actions to improve profitability, as well as our outstanding operational performance, have allowed us to raise approximately $950 million of new financing and near-term liquidity commitments which we announced separately today. This financing package dramatically improves our liquidity position in these uncertain times and places US Airways’ total cash position relative to annual revenues among the highest of US airlines.
“In summary, we believe US Airways is very well positioned to manage through turbulent times. We have reduced capacity to better match demand and adjusted our business model to improve profitability. Our team is doing an outstanding job of taking care of our customers and our investors and business partners have displayed confidence in us with $950 million of new financing and near-term liquidity commitments. While it is difficult to make projections in such volatile times, based on what we know today which includes the current price of fuel, we expect 2009 will be a much better year than 2008 for both US Airways and our industry,” concluded Parker.
Revenue and Cost Comparisons
Mainline passenger revenue per available seat mile (PRASM) in the third quarter was 11.32 cents, up 4.4 percent over the same period last year. Express PRASM was 19.55 cents, up 1.3 percent over the third quarter 2007. Total mainline and Express PRASM for US Airways Group was 12.71 cents, which was up 4.6 percent over the third quarter 2007 on a 0.4 percent increase in total available seat miles (ASMs).
Mainline cost per available seat mile (CASM) was 16.01 cents, up 44.1 percent versus the same period last year on a decrease in mainline capacity of 1.4 percent versus the third quarter of 2007. Fuel expense was the driver in the Company’s increase in unit costs as the average mainline fuel price per gallon (excluding realized gains/losses on fuel hedging instruments) increased 68 percent year-over-year. Excluding fuel, unrealized and realized gains/losses on fuel hedging instruments, and special charges, mainline CASM was 8.08 cents, up 5.3 percent from the same period last year.
Chief Financial Officer Derek Kerr stated, “Our third quarter results reflect the unprecedented rise in the price of fuel that we and the industry faced throughout most of the summer. Had the average price per gallon remained constant from the third quarter 2007, our total fuel expense, including realized gains/losses on fuel hedging instruments, would have been approximately $538 million lower.

Third Quarter Special Charges
During the third quarter, the Company recognized $623 million of special charges. These special charges included a $488 million non-cash unrealized net loss associated with the change in fair value of the Company’s outstanding fuel hedge contracts, of which approximately $320 million was a reversal of mark-to-market gains recognized in prior periods. Other special charges included a $127 million impairment loss on certain available for sale auction rate securities, of which $103 million was previously recorded in other comprehensive income (a subset of stockholders’ equity), that is now considered to be other than temporary, and $8 million in charges related to involuntary furloughs as well as terminations of non-union administrative and management staff as a result of capacity reductions.
Liquidity
As of Sept. 30, 2008, the Company had $2.3 billion in total cash and investments, of which $0.7 billion was restricted. Included in the Company’s restricted cash balance was $159 million related to letters of credit collateralizing certain counterparties to the Company’s fuel hedging transactions. During the quarter, the Company raised $179 million through an underwritten public stock offering. Proceeds from that offering are included in the total cash and investments balance reported above.
The Company also announced today it has raised approximately $950 million of financing and near-term liquidity commitments. On October 20, 2008 the Company closed on $800 million of these transactions with $400 million of proceeds used to prepay the Company’s $1.6 billion bank debt facility. In exchange for this prepayment, the unrestricted cash covenant contained in the loan agreement for the bank debt facility has been reduced from $1.25 billion to $850 million. The remaining proceeds from these financing transactions, approximately $370 million after payment of certain bank and other service fees, increase the Company’s total cash position and will be used for general corporate purposes. The remaining $150 million of liquidity commitments are expected to close during the fourth quarter, with cash benefits realized through 2009.
Notable Accomplishments
Marketing
•	Announced plans to operate year-round, daily non-stop service to Tel Aviv from the airline’s Philadelphia hub. This route, which has received DOT approval and is awaiting Israeli government approval, is slated to begin July 1, 2009 and will be operated with A330-200 aircraft.
•	Also announced new seasonal service to Birmingham, United Kingdom and Oslo, Norway from Philadelphia. The service is slated to begin in May 2009 and be operated with Boeing 757 ETOPS aircraft.
•	Expanded the in-flight a la carte revenue model to include beverages effective Aug. 1, 2008.
•	Extended the Choice Seats program, which now includes 25 percent of the main cabin. The airline also began beta testing Choice Seats sales at airport kiosks and ticket counters at some locations, and anticipates full roll-out through these channels by year’s end.

Operations
•	US Airways sustained its operational turnaround momentum in the third quarter with top-three finishes in August for both on-time arrival and baggage handling performance among the ten largest U.S. carriers according to the DOT. The Company has ranked in the top three of the ten largest US airlines in seven of the eight reporting months (January through August) for on-time arrival and ranks number one cumulatively during this reporting period.
•	US Airways received its tenth consecutive Diamond Award for maintenance training excellence from the Federal Aviation Administration (FAA) for its Charlotte, North Carolina hub line maintenance facility. The program, which began in 1991, consists of both initial and recurrent training in FAA regulations and policy and aviation industry maintenance training.
•	The Company is aggressively enhancing airport infrastructure through technology and re-design to create cost efficiencies and improve the passenger travel experience. Major projects include the installation of gate readers to facilitate the boarding process and the deployment of baggage scanners to facilitate baggage handling.
People
•	As part of the Company’s employee incentive plan, employees received $100 for US Airways’ top-three on-time arrival and baggage handling rankings ($50 for each goal) for the August top-three ranking in both of these areas. Year-to-date, employees have shared approximately $16 million in “Triple Play” payments.
Analyst Conference Call/Webcast Details
US Airways will conduct a live audio webcast of its earnings call today at 1:00 p.m. EDT, which will be available to the public on a listen-only basis at www.usairways.com under the About US >> Investor Relations tab. An archive of the call/webcast will be available in the Public/Investor Relations portion of the Web site through Nov. 23, 2008.
The airline will also update its investor relations guidance on its Web site (www.usairways.com). Information that will be updated includes cost per available seat mile (CASM) excluding fuel and transition expenses, fuel prices and hedging positions, other revenues, estimated interest expense/income and merger related transition expense guidance. The investor relations update page also includes the airline’s capacity, fleet plan, and estimated capital spending for 2008.
About US Airways
US Airways, along with US Airways Shuttle and US Airways Express, operates approximately 3,200 flights per day and serves 200 communities in the U.S., Canada, Europe, the Caribbean and Latin America. The airline employs more than 34,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers our customers 18,000 daily flights to 965 destinations in 162 countries worldwide. In the first eight months of 2008, US Airways ranked first in on-time performance among the ten largest U.S. carriers according to the Department of Transportation’s Air Travel Consumer Report. And for the tenth consecutive year, the airline received a Diamond Award for maintenance training excellence from the Federal Aviation Administration (FAA) for its Charlotte, North Carolina hub line maintenance facility. For more company information, visit usairways.com. (LCCF)

Forward Looking Statements
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance of US Airways Group (the “Company”). Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving America West Holdings Corporation and US Airways Group, including future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of future significant operating losses; changes in prevailing interest rates and increased costs of financing; the impact of economic conditions; the Company’s high level of fixed obligations (including compliance with financial covenants related to those obligations) and the ability of the Company to obtain and maintain any necessary financing for operations and other purposes; the ability of the Company to maintain adequate liquidity; labor costs, relations with unionized employees generally and the impact and outcome of the labor negotiations; the impact of high fuel costs, significant disruptions in fuel supply and further significant increases to fuel prices; reliance on vendors and service providers and the ability of the Company to obtain and maintain commercially reasonable terms with those vendors and service providers; reliance on automated systems and the impact of any failure or disruption of these systems; the impact of changes in the Company’s business model; the impact of industry consolidation; competitive practices in the industry, including significant fare restructuring activities, capacity reductions or other restructuring or consolidation activities by major airlines; the ability to attract and retain qualified personnel; the impact of global instability including the potential impact of current and future hostilities, terrorist attacks, infectious disease outbreaks or other global events; government legislation and regulation, including environmental regulation; the Company’s ability to obtain and maintain adequate facilities and infrastructure to operate and grow the Company’s network; costs of ongoing data security compliance requirements and the impact of any data security breach; interruptions or disruptions in service at one or more of the Company’s hub airports; the impact of any accident involving the Company’s aircraft; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; security-related and insurance costs; weather conditions; the cyclical nature of the airline industry; the impact of foreign currency exchange rate fluctuations; the ability to use pre-merger NOLs and certain other tax attributes; ability to complete the integration of labor groups; the ability to maintain contracts critical to the Company’s operations; the ability of the Company to attract and retain customers; and other risks and uncertainties listed from time to time in the Company’s reports to the SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended June 30, 2008 and in the Company’s filings with the SEC, which are available at www.usairways.com
Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(in millions, except share and per share amounts)
(unaudited)

	3 Months Ended	3 Months Ended	Percent	9 Months Ended	9 Months Ended	Percent
	September 30, 2008	September 30, 2007	Change	September 30, 2008	September 30, 2007	Change

Operating revenues:
Mainline passenger	$2,197	$2,133	3.0	$6,364	$6,233	2.1
Express passenger	771	692	11.3	2,230	2,039	9.4
Cargo	37	32	14.8	111	102	8.3
Other	256	179	43.4	652	550	18.7

Total operating revenues	3,261	3,036	7.4	9,357	8,924	4.9

Operating expenses:
Aircraft fuel and related taxes	1,110	692	60.4	3,018	1,900	58.9
Loss (gain) on fuel hedging instruments, net:
Realized	(68)	(20)	nm	(342)	17	nm
Unrealized	488	(13)	nm	262	(128)	nm
Salaries and related costs	567	555	2.1	1,701	1,659	2.5
Express expenses:
Fuel	349	199	75.4	938	539	73.8
Other	495	450	9.9	1,462	1,382	5.8
Aircraft rent	183	182	0.3	544	542	0.3
Aircraft maintenance	188	144	30.8	601	479	25.5
Other rent and landing fees	137	141	(2.5)	424	408	4.1
Selling expenses	120	116	3.7	340	347	(1.9)
Special items, net	8	17	(51.5)	67	83	(19.0)
Depreciation and amortization	52	47	12.8	159	137	16.3
Goodwill impairment	—	—	—	622	—	nm
Other	321	324	(1.6)	982	952	3.2

Total operating expenses	3,950	2,834	39.4	10,778	8,317	29.6

Operating income (loss)	(689)	202	nm	(1,421)	607	nm

Nonoperating income (expense):
Interest income	19	43	(56.3)	69	131	(47.8)
Interest expense, net	(57)	(66)	(13.9)	(173)	(206)	(15.9)
Other, net	(135)	2	nm	(140)	(11)	nm

Total nonoperating expense, net	(173)	(21)	nm	(244)	(86)	nm

Income (loss) before income taxes	(862)	181	nm	(1,665)	521	nm

Income tax provision	3	4	(25.5)	3	15	(80.8)

Net income (loss)	$(865)	$177	nm	$(1,668)	$506	nm

Earnings (loss) per share:
Basic	$(8.45)	$1.93		$(17.47)	$5.54

Diluted	$(8.45)	$1.87		$(17.47)	$5.33

Shares used for computation (in thousands):
Basic	102,406	91,542		95,522	91,461

Diluted	102,406	95,492		95,522	95,776

US Airways Group, Inc.
Operating Statistics

	3 Months Ended	3 Months Ended	Percent		9 Months Ended	9 Months Ended	Percent
	September 30, 2008	September 30, 2007	Change		September 30, 2008	September 30, 2007	Change

Mainline
Revenue passenger miles (millions)	16,270	16,395	(0.8)		46,952	47,106	(0.3)
Available seat miles (ASM) (millions)	19,402	19,669	(1.4)		57,124	57,748	(1.1)
Passenger load factor (percent)	83.9	83.4	0.5	pts	82.2	81.6	0.6	pts
Yield (cents)	13.50	13.01	3.8		13.56	13.23	2.4
Passenger revenue per ASM (cents)	11.32	10.85	4.4		11.14	10.79	3.2

Passenger enplanements (thousands)	14,068	14,962	(6.0)		42,014	44,317	(5.2)
Departures (thousands)	124.7	131.6	(5.3)		377.6	397.6	(5.0)
Aircraft at end of period	358	359	(0.3)		358	359	(0.3)

Block hours (thousands)	331.8	340.1	(2.4)		996.4	1,019.8	(2.3)
Average stage length (miles)	986	945	4.4		965	929	3.9
Average passenger journey (miles)	1,645	1,558	5.5		1,583	1,505	5.1
Fuel consumption (gallons in millions)	297.3	311.3	(4.5)		881.9	909.8	(3.1)
Average aircraft fuel price including related taxes (dollars per gallon)	3.73	2.22	68.0		3.42	2.09	63.9
Average aircraft fuel price including related taxes and realized loss (gain) on fuel hedging instruments, net (dollars per gallon)	3.50	2.16	62.5		3.03	2.11	44.1
Full-time equivalent employees at end of period	32,779	34,321	(4.5)		32,779	34,321	(4.5)

Operating cost per ASM (cents)	16.01	11.11	44.1		14.67	11.07	32.5
Operating cost per ASM excluding special items (cents)	13.45	11.09	21.3		13.00	11.17	16.4
Operating cost per ASM excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net (cents)	8.08	7.68	5.3		8.32	7.85	6.0

Express*
Revenue passenger miles (millions)	2,942	2,704	8.8		8,333	7,827	6.5
Available seat miles (millions)	3,943	3,587	9.9		11,434	10,592	8.0
Passenger load factor (percent)	74.6	75.4	(0.8	) pts	72.9	73.9	(1.0	) pts
Yield (cents)	26.20	25.61	2.3		26.76	26.05	2.7
Passenger revenue per ASM (cents)	19.55	19.31	1.3		19.50	19.25	1.3

Passenger enplanements (thousands)	7,117	6,662	6.8		20,382	19,474	4.7
Aircraft at end of period	296	283	4.6		296	283	4.6
Fuel consumption (gallons in millions)	91.8	86.3	6.4		268.8	256.6	4.8
Average aircraft fuel price including related taxes (dollars per gallon)	3.80	2.30	64.9		3.49	2.10	65.9

Operating cost per ASM (cents)	21.40	18.09	18.3		20.98	18.14	15.7
Operating cost per ASM excluding fuel, net (cents)	12.55	12.55	—		12.78	13.05	(2.0)

TOTAL — Mainline & Express
Revenue passenger miles (millions)	19,212	19,099	0.6		55,285	54,933	0.6
Available seat miles (millions)	23,345	23,256	0.4		68,558	68,340	0.3
Passenger load factor (percent)	82.3	82.1	0.2	pts	80.6	80.4	0.2	pts
Yield (cents)	15.45	14.79	4.4		15.55	15.06	3.2
Passenger revenue per ASM (cents)	12.71	12.15	4.6		12.54	12.10	3.6
Total revenue per ASM (cents)	13.97	13.06	7.0		13.65	13.06	4.5
Passenger enplanements (thousands)	21,185	21,624	(2.0)		62,396	63,791	(2.2)
Aircraft at end of period	654	642	1.9		654	642	1.9
Fuel consumption (gallons in millions)	389.1	397.6	(2.1)		1,150.7	1,166.4	(1.3)
Average aircraft fuel price including related taxes (dollars per gallon)	3.75	2.24	67.4		3.44	2.09	64.4
Operating cost per ASM (cents)	16.92	12.19	38.8		15.72	12.17	29.2

*
Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Mesa Airlines, Chautauqua Airlines, Air Wisconsin Airlines and Republic Airlines.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and Express CASM excluding fuel and gain or loss on fuel hedging instruments is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(in millions, except share and per share amounts)

Reconciliation of Net Income (Loss) Excluding Special Items for US Airways Group, Inc.

Net income (loss) as reported	$(865)	$177	$(1,668)	$506

Special items:
Unrealized loss (gain) on fuel hedging instruments, net (1)	488	(13)	262	(128)
Special items, net (2)	8	17	67	83
Goodwill impairment (3)	—	—	622	—
Other operating special items, net (4)	—	—	—	(9)
Nonoperating special items, net (5)	127	—	134	18
Non-cash tax provision from utilization of pre-acquisition NOL (6)	—	4	—	10

Net income (loss) as adjusted for special items	$(242)	$185	$(583)	$480

Shares used for computation (in thousands):
Basic	102,406	91,542	95,522	91,461

Diluted	102,406	95,492	95,522	95,776

Earnings (loss) per share as adjusted for special items:
Basic	$(2.35)	$2.02	$(6.09)	$5.25

Diluted (7)	$(2.35)	$1.96	$(6.09)	$5.06

	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Reconciliation of Operating Cost per ASM Excluding Special Items, Fuel, Realized Gain (Loss) on Fuel Hedging Instruments, Net — Mainline only

US Airways Group, Inc.
(in millions)

Total operating expenses	$3,950	$2,834	$10,778	$8,317
Less Express expenses:
Fuel	(349)	(199)	(938)	(539)
Other	(495)	(450)	(1,462)	(1,382)

Total mainline operating expenses	3,106	2,185	8,378	6,396

Special items:
Unrealized gain (loss) on fuel hedging instruments, net (1)	(488)	13	(262)	128
Special items, net (2)	(8)	(17)	(67)	(83)
Goodwill impairment (3)	—	—	(622)	—
Other operating special items, net (4)	—	—	—	9

Mainline operating expenses, excluding special items	2,610	2,181	7,427	6,450

Aircraft fuel and related taxes	(1,110)	(692)	(3,018)	(1,900)
Realized gain (loss) on fuel hedging instruments, net	68	20	342	(17)

Mainline operating expenses, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$1,568	$1,509	$4,751	$4,533

(in cents)
Mainline operating expenses per ASM	16.01	11.11	14.67	11.07

Special items per ASM
Unrealized gain (loss) on fuel hedging instruments, net (1)	(2.52)	0.07	(0.46)	0.22
Special items, net (2)	(0.04)	(0.09)	(0.12)	(0.14)
Goodwill impairment (3)	—	—	(1.09)	—
Other operating special items, net (4)	—	—	—	0.02

Mainline operating expenses per ASM, excluding special items	13.45	11.09	13.00	11.17

Aircraft fuel and related taxes	(5.72)	(3.52)	(5.28)	(3.29)
Realized gain (loss) on fuel hedging instruments, net	0.35	0.10	0.60	(0.03)

Mainline operating expenses per ASM, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$8.08	$7.68	$8.32	$7.85

	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Reconciliation of Operating Cost per ASM Excluding Fuel — Express only

US Airways Group, Inc.
(in millions)

Total Express operating expenses	$844	$649	$2,400	$1,921

Aircraft fuel and related taxes	(349)	(199)	(938)	(539)

Express operating expenses, excluding fuel	$495	$450	$1,462	$1,382

(in cents)
Express operating expenses per ASM	21.40	18.09	20.98	18.14

Aircraft fuel and related taxes	(8.85)	(5.55)	(8.20)	(5.09)

Express operating expenses per ASM, excluding fuel	$12.55	$12.55	$12.78	$13.05

Note: Amounts may not recalculate due to rounding.
FOOTNOTES:

1)
The 2008 third quarter and nine month periods included $488 million and $262 million of unrealized losses, respectively, and the 2007 third quarter and nine month periods included $13 million and $128 million of unrealized gains, respectively, resulting from mark-to-market accounting for changes in the fair value of the Company’s fuel hedging instruments.

2)
In the third quarter of 2008, in connection with planned capacity reductions, the Company recorded $8 million in charges related to involuntary furloughs as well as terminations of non-union administrative and management staff. The 2008 nine month period included this $8 million charge, as well as $18 million of non-cash accounting charges related to the decline in fair market value of certain spare parts associated with the Company’s Boeing 737 aircraft fleet, $35 million of merger related transition expenses, and $6 million in charges for lease return costs and lease cancellation penalties related to certain Airbus aircraft as a result of the capacity reductions. The 2007 third quarter and nine month periods included $17 million and $83 million, respectively, of merger related transition expenses.

3)
The 2008 nine month period included a non-cash accounting charge of $622 million to write off all the goodwill created by the merger of US Airways Group, Inc. and America West Holdings Corporation in September of 2005.

4)	The 2007 nine month period included $9 million of insurance settlement proceeds related to business interruption and property damages incurred as a result of Hurricane Katrina.

5)
The 2008 third quarter included a $127 million other than temporary nonoperating impairment charge for the Company’s investments in auction rate securities due to the length of time and extent to which the fair value has been less than cost for these securities. The 2008 nine month period included $140 million in other than temporary nonoperating impairment charges for investments in auction rate securities, as well as a $2 million write-off of debt discount and debt issuance costs in connection with the refinancing of certain aircraft equipment notes, offset by $8 million in gains on forgiveness of debt. The 2007 nine month period included an $18 million write-off of debt issuance costs in connection with the refinancing of the $1.25 billion GE debt.

6)
For the three and nine months ended September 30, 2007, the Company utilized $4 million and $10 million, respectively, of NOL acquired from US Airways. The valuation allowance associated with the acquired NOL was recognized as a reduction of goodwill rather than a reduction in tax expense. As a result, the Company recorded non-cash expense for income taxes of $4 million and $10 million, respectively, in the three and nine months ended September 30, 2007.

7)	The 2007 diluted EPS computation excludes interest associated with the 7.0% senior convertible notes of $1 million and $4 million for the three and nine month periods, respectively.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2008	December 31, 2007
Assets

Current assets
Cash, cash equivalents and investments in marketable securities	1,277	2,174
Restricted cash	161	2
Accounts receivable, net	423	374
Materials and supplies, net	261	249
Prepaid expenses and other	476	548

Total current assets	2,598	3,347

Property and equipment
Flight equipment	3,031	2,414
Ground property and equipment	777	703
Less accumulated depreciation and amortization	(900)	(757)

	2,908	2,360
Equipment purchase deposits	225	128

Total property and equipment	3,133	2,488

Other assets
Other intangibles, net	551	553
Restricted cash	583	466
Investments in marketable securities	261	353
Goodwill	—	622
Other assets, net	211	211

Total other assets	1,606	2,205

Total assets	$7,337	$8,040

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of debt and capital leases	191	117
Accounts payable	538	366
Air traffic liability	962	832
Accrued compensation and vacation	173	225
Accrued taxes	122	152
Other accrued expenses	892	859

Total current liabilities	2,878	2,551

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	3,423	3,031
Deferred gains and credits, net	152	168
Employee benefit liabilities and other	865	851

Total noncurrent liabilities and deferred credits	4,440	4,050

Stockholders’ equity
Common stock	1	1
Additional paid-in capital	1,741	1,536
Accumulated other comprehensive income	55	10
Accumulated deficit	(1,765)	(95)
Treasury stock	(13)	(13)

Total stockholders’ equity	19	1,439

Total liabilities and stockholders’ equity	$7,337	$8,040